Exhibit 10.1
EXECUTION VERSION

Ventas, Inc.
353 N. Clark Street, Suite 3300
Chicago, Illinois 60654

July 26, 2020

Brookdale Senior Living Inc.
111 Westwood Place, Suite 400
Brentwood, Tennessee 37027

Re: Agreements regarding Leased Properties and Summerville Loan
Dear Ladies and Gentlemen,
Reference is made to (a) that certain Master Lease and Security Agreement dated as of April 26, 2018 (as amended, the “Combination Lease”), by and among certain affiliates of Ventas (as defined below) and certain affiliates of Brookdale (as defined below), (b) those certain leases, agreements regarding leases and other documents relating thereto, which are described on Exhibit A attached hereto and made a part hereof (each such lease, and any such agreements regarding leases and other documents relating thereto, as amended, a “Separate Lease”, and, collectively, the “Separate Leases”), and (c) that certain loan (the “Summerville Loan”) evidenced by that certain Promissory Note Secured by Open-End Mortgage and Security Agreement and Fixture Filing With Assignment of Leases and Rents, dated as of October 1, 2015, and each of the other loan documents executed in connection therewith (collectively, the “Summerville Loan Documents”), which Summerville Loan is secured by a mortgage lien against each of the properties identified on Exhibit B attached hereto (the “Summerville Properties”). Capitalized terms used but not otherwise defined in this letter agreement (this letter agreement, as hereafter amended, amended and restated, supplemented, replaced or extended from time to time, this “Letter Agreement”) shall have the respective meanings given to them in the Amended and Restated Master Lease (as hereinafter defined).
As used in this Letter Agreement, the term “Ventas” shall mean and refer to Ventas, Inc., its successors and assigns, and the term “Brookdale” shall mean and refer to Brookdale Senior Living Inc., its successors and assigns.
In consideration of the agreements set forth herein, Ventas and Brookdale hereby agree that:
1.Lease Changes. Each of Ventas and Brookdale shall cause each of the following documents to be executed and delivered to the other party on the date hereof (the “Effective Date”): (i) Amended and Restated Master Lease and Security Agreement in the form of Exhibit C-1 attached hereto (the “Amended and Restated Master Lease”), (ii) Amended and Restated

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Guaranty in the form of Exhibit C-2 attached hereto (the “Amended and Restated Guaranty”), (iv) Amended and Restated Letter Agreement in the form of Exhibit C-3 attached hereto (the “Amended and Restated Side Letter”), and (v) Second Amended and Restated Omnibus Agreement in the form of Exhibit C-4 attached hereto (the “Amended and Restated Omnibus Agreement”). On July 27, 2020, Ventas shall pay to Brookdale $6,911,321.66 in immediately available funds, representing the overpayment of July 2020 Minimum Rent (as defined in the Amended and Restated Master Lease), by wire transfer to an account identified by Brookdale. The parties hereby agree that if an error in the calculation of such overpayment is identified following the Effective Date, the parties, each acting reasonably, shall cooperate with each other to correct and remedy such error.
2.Security Deposit Payment. On July 27, 2020, Brookdale will (i) release to Ventas the cash portion of the Security Deposit in the amount of $42,352,790.43, and (ii) Brookdale shall pay to Ventas the aggregate amount of the Letters of Credit (as defined below), and thereafter (except as required pursuant to the existing terms of the Amended and Restated Master Lease and any Separate Lease and subject to the terms of the Amended and Restated Omnibus Agreement), as of the date hereof, no further security deposit, similar deposit(s) or letter(s) of credit are required with respect to the Amended and Restated Master Lease, any Separate Lease or any other Crossed Agreement (as defined in the Amended and Restated Side Letter), provided that escrows relating to taxes and insurance may be required in the future under the terms of the Amended and Restated Master Lease. Promptly following the payment described in clause (ii) (but in any event not more than 10 business days following the date hereof), Ventas shall return each of the letter(s) of credit identified on Exhibit G attached hereto (the “Letters of Credit”) to Brookdale.
3.Fee Payment. On July 27, 2020, Brookdale shall (i) pay to Ventas One Hundred Fifteen Million Dollars ($115,000,000.00) in immediately available funds (the “Fee”) by wire transfer to an account identified by Ventas, and (ii) deliver to Ventas a note (“Promissory Note”) in the original principal amount of Forty Five Million Dollars ($45,000,000.00) and in the form attached hereto as Exhibit D. In the event that Brookdale shall fail (a) to deliver the Fee and the aggregate amount of the Letters of Credit, in each case by wire transfer on July 27, 2020, (b) to deliver the originally executed Promissory Note to a reputable nationally recognized overnight courier service on July 27, 2020, for delivery to Skadden Arps for hand delivery to Barack Ferrazzano Kirschbaum & Nagelberg LLP at 200 West Madison Street, Suite 3900, Chicago, Illinois 60606 on or before July 29, 2020, or (c) to deliver an originally executed copy of each deed associated with the conveyance of the applicable Summerville Property to a reputable nationally recognized overnight courier service on July 27, 2020, for delivery to Skadden Arps for hand delivery to Barack Ferrazzano Kirschbaum & Nagelberg LLP at 200 West Madison Street, Suite 3900, Chicago, Illinois 60606 on or before July 29, 2020, then absent delivery by Ventas of written notice (which may be by e-mail) to the contrary to Brookdale on or prior to 11:59 p.m. on July 27, 2020, the Transaction Documents shall be deemed void ab initio, except for the effect of this sentence, and the parties shall take such actions and make such deliveries as are reasonably required to restore the parties to their respective contractual positions immediately prior to the entry into the Transaction Documents.

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4.Summerville Properties.
4.1. Conveyances. On the Effective Date, (i) the borrowers under the Summerville Loan Documents (the “Brookdale Transferors”) shall transfer each of the Summerville Properties to a Ventas Party (as defined below) (the “Ventas Transferees”) pursuant to the terms of conveyance documents for each such Summerville Property agreed upon by Ventas and Brookdale in consideration, and in full release and satisfaction, of all amounts due and owing under, and all obligations of Brookdale and its Affiliates relating to, the Summerville Loan, (ii) certain Ventas Parties (the “Ventas Opcos”) and a Brookdale Party that is an “eligible independent contractor” (“Brookdale Manager”) shall enter into a management agreement for each Summerville Property in the form agreed to by Ventas and Brookdale; and (iii) if the Brookdale Manager is not the current license holder, Brookdale Manager shall enter into a sub-management arrangement with the Brookdale Party that is the current license holder for the applicable Facility. Following the Effective Date, the parties hereto shall cause their appropriate Affiliates to promptly deliver any notice or seek regulatory approval as required by applicable law in connection with the transfer of ownership of the Summerville Properties, and licensing, as contemplated herein.
4.2. Prorations. Within 30 days after the Effective Date the parties shall cause (i) customary real estate prorations and adjustments to be made between the transferors and transferees of the Summerville Properties and (ii) prorations and adjustments to be made between the transferors and transferees of the Summerville Properties with respect to the operations of the Summerville Properties as if an operations transfer agreement in the form of the Form OTA (as defined in the Amended and Restated Master Lease) had governed the transfer of such operations.
4.3. Indemnification by Brookdale.
4.3.1 Indemnity for Pre-Closing Period. To the maximum extent permitted by applicable Legal Requirements (which shall have the same meaning in the Amended and Restated Master Lease as if references to the Tenant referred to the transferors), and without regard to the existence of any insurance provided for herein or the policy limits of any such insurance, Brookdale shall protect, indemnify, defend and save harmless Ventas, its Affiliates, and each of their directors, officers, shareholders, members, agents and employees (collectively, the “Ventas Indemnified Parties”) for, from, against and regarding any and all foreseeable or unforeseeable liability, expense, loss, cost, deficiency, fine, penalty or damage (including consequential or punitive damages) of any kind or nature, (including reasonable attorneys’ fees, and including from any suits, claims or demands) on account of any matter or thing, or action or failure to act, arising out of or in connection with (A) the operation of any Summerville Property but solely with respect to any such matter or thing, or action or failure to act that occurred during the period of Brookdale’s ownership of any such Summerville Property and prior to the Summerville Closing and (B) the existence of any monetary lien against any Summerville Property arising during the period of Brookdale’s ownership of any such Summerville Property and caused by or at the direction of or on behalf of any Brookdale Party. Notwithstanding anything herein to the contrary, Brookdale’s indemnification obligations under this Section 4.3 shall include, and extend to, any and all expenses, judgments, damages, penalties, fines, liabilities, losses of every kind and nature and related costs and fees, including reasonable attorneys’ and reasonable consultants’ fees and expenses, and

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environmental costs (collectively, “Losses”) regardless of whether the possibility of any such Losses has been disclosed to Brookdale in advance or whether the possibility of any such Losses could have been reasonably foreseen by Brookdale, but shall expressly exclude special, punitive and consequential damages (other than reasonably foreseeable consequential damages), unless a Ventas Indemnified Party is obligated to pay such damages to a third party.
4.3.2 Indemnity Claims Process. Brookdale shall pay any Losses due to a Ventas Party under this Section 4.3 within 10 days after a Ventas Party’s written demand (the “Claim Notice Date”), and if not timely paid, such amounts shall bear interest at the Agreed Rate (as defined in the Amended and Restated Master Lease) from the date that is 10 days following the Claim Notice Date until paid. Brookdale, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Ventas or any Ventas Indemnified Parties, with counsel approved by Ventas and shall not, under any circumstances, compromise or otherwise dispose of any suit, action or proceeding without obtaining Ventas’s prior consent; provided that any such required approval or consent by Ventas, (i) with respect to any claims which are covered by Brookdale’s insurance policy(ies), shall not be unreasonably withheld, conditioned or delayed, and (ii) with respect to claims not covered by Brookdale’s insurance policy(ies), may be granted or withheld in its sole discretion. Brookdale shall have the right to control the defense or settlement of any claim provided that (a) Brookdale shall first confirm in writing to Ventas that Brookdale is obligated under this Section 4.3 to indemnify the Ventas Parties, (b) Brookdale shall pay any and all amounts required to be paid in respect of such claim, and (c) any compromise or settlement shall require the prior approval of Ventas, which approval shall not be unreasonably withheld provided Ventas (or the applicable Ventas Indemnified Parties) are irrevocably released from all Losses in connection with such claim as part of such settlement or compromise. Ventas, at its election and sole cost and expense, shall have the right, but not the obligation, to participate in the defense of any claim. If Brookdale does not act with reasonable promptness and diligence to satisfy its indemnification obligations hereunder, Ventas and the Ventas Parties may resist and defend any such claims against Ventas or any Ventas Indemnified Party at Brookdale’s sole cost.
4.4. Release Regarding Loan. Each of the parties affiliated with the Brookdale Borrowers and guarantors under the Summerville Loan Documents, for itself, himself or herself (as the case may be), and their respective affiliates, heirs and successors and assigns (collectively, “Borrower Parties”), does hereby release, remise, acquit, satisfy, and forever discharge the lender and all Ventas Parties and their past and present employees, officers, members, parents, subsidiaries, partners, agents, predecessors, successors, owners, affiliates, all related corporate and operating entities, and all agents and attorneys (collectively, the “Lender Parties”), of and from all manner of action and actions, causes and causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, losses, liabilities, claims and demands whatsoever in law or in equity, which any or all of the Borrower Parties ever had, now have or which any personal representative, successor, heir, or assign of any or all of the Borrower Parties hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever, relating to, arising from or pertaining to the Summerville Loan or the Summerville Loan Documents, from the beginning of the world to the day of these presents.  Each of the Borrower Parties shall forever

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forbear and shall not, against any of the Lender Parties, file or cause to be filed or bring litigation to assert in any state or federal court or agency any claim relating to any or all of the Summerville Loan or the Summerville Loan Documents.
4.5. Post Transfer Insurance. Brookdale shall keep in force the commercial general liability and healthcare professional liability insurance policies for the Summerville Properties as were required under the Summerville Loan Documents, or shall secure an extended reporting period on such policies that has a term of, at least the lesser of (i) statute of limitations in the state in which each such facility is located or (ii) two years after the Effective Date, which shall name the Ventas Indemnified Parties as additional insureds. If the retroactive date is advanced or the policy is cancelled or not renewed and not replaced with a similar policy with the same retroactive date, Brookdale must secure an extended reporting period for such retroactive-date-advanced, cancelled or non-renewed policy covering the facilities to which such policy applies or applied of not less than the lesser of (i) the statute of limitations in the state in which such facility is located or (ii) two years following the date such policy’s retroactive date was advanced or such policy was cancelled or not renewed which shall name Ventas Indemnified Parties as additional insureds.
4.6. In the event of any breach by Brookdale or its Affiliates of any of the terms of Sections 4.2, 4.3, and/or 4.5, such breach shall not constitute an “Event of Default” under the Amended and Restated Master Lease and/or pursuant to the Amended and Restated Omnibus Agreement.
5.Equity.
5.1. Issuance. On the Effective Date, Brookdale shall issue to Ventas a warrant (the “Warrant”) in the form attached hereto as Exhibit F to purchase 16.3 million shares of Brookdale’s common stock, $0.01 par value per share (the “Warrant Shares”).
5.2. REIT Provisions.
5.2.1. Capitalized Terms used in this Section 5.2, but not defined, shall have that meaning ascribed to them in the Warrant.
5.2.2. “Subsidiary” means, with respect to a particular Person, (a) any corporation in which such Person and/or other Subsidiaries of such Person own or control, directly or indirectly, a majority of the corporation’s total economic interest or the total voting power of the corporation’s capital stock (without regard to the occurrence of any contingency) to vote in the election of the corporation’s directors and (b) any limited liability company, partnership, association or other business entity in which such Person and/or other Subsidiaries of such Person (i) owns or controls, directly or indirectly, a majority of the partnership or similar ownership interest, (ii) is allocated a majority of entity gains or losses or (iii) is or controls any managing director or general partner.
5.2.3. The parties hereto acknowledge that the Holder or its Affiliate is a real estate investment trust under the United States Internal Revenue Code of 1986, as amended (the

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“Code”) and as such the Holder will need to determine, in its good faith discretion, that its acquisition or ownership of the Warrant Shares would not result in the Holder and its Affiliates owning in the aggregate, directly, indirectly or constructively (as determined under Section 856(d)(5) of the Code), more than 9.60% of the total combined voting power of all classes of capital stock of the Company or of the total value of shares of all classes of capital stock of the Company (the “Ownership Condition”). For purposes of determining the Ownership Condition only shares of capital stock of the Company that are actually outstanding shall be taken into account, the Warrant Shares shall be deemed to be outstanding (it being understood that if the Holder makes a Cash Settlement Election, the number of Warrant Shares issuable pursuant to the Warrant for purposes of applying Section 5.2.5, Section 5.2.6, Section 5.2.7 and Section 5.2.8 from and after the time such election is made shall be equal to the maximum number of Shares (as defined below) issuable pursuant to Section 3(d)(i) of the Warrant (for the avoidance of doubt, taking into account the effect of the Cash Settlement Election)) and, except for purposes of Section 5.2.7, Holder shall be deemed to own only the Warrant Shares and not any other Shares directly, indirectly or constructively owned by it.
5.2.4. Notwithstanding any other provision of the Warrant to the contrary, during any period during which the Holder owns capital stock of the Company (“Shares”) or holds the Warrant, the Company shall provide the Holder with at least five (5) business days’ written notice prior to any redemption or repurchase of any Shares by the Company or any of its Subsidiaries if any such redemption or repurchase could reasonably be expected to cause the Ownership Condition to not be met. Such notice shall specify the number of Shares that may be so redeemed or repurchased and the anticipated timing thereof. For the avoidance of doubt, no repurchase of Shares or other action taken pursuant to the remaining provisions of this Section 5.2 shall limit any right or remedy of the Holder for breach of this Section 5.2.4.
5.2.5. If, whether as a result of a reduction in the outstanding Shares, an increase in the capital of the Company (whether or not additional Shares are issued), the Company’s redemption or repurchase (or any Subsidiary of the Company’s repurchase), whether with or without the consent of the Holder, of any Shares from a Company stockholder (other than the Holder) or any other reason other than actions taken by Holder or its Affiliates (each of the foregoing, a “Relevant Transaction”), the Ownership Condition would not be met, the Shares held by the Holder shall automatically be repurchased by the Company, effective immediately prior to such other reduction, increase, repurchase, redemption, purchase, or other event or occurrence to the extent necessary so that the Ownership Condition is satisfied, it being understood that if the Holder does not at such time hold sufficient Shares in order to comply with this sentence, the Warrant shall be deemed exercised (and the Aggregate Exercise Price in connection with such exercise deemed paid pursuant to Section 3(b)(ii) of the Warrant) to the extent necessary to comply with this Section 5.2.5.
5.2.6. If the Holder at any time determines in good faith that the Ownership Condition is, as a result of a Relevant Transaction, not met or would not be met as a result of any contemplated Relevant Transaction and the Holder delivers written notice to the Company pursuant to this Section 5.2.6, then the Company shall repurchase from the Holder, no later than two Business

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Days following delivery of such notice, such number of Shares as are necessary so that the Ownership Condition thereafter is met, it being understood that if the Holder does not at such time hold sufficient Shares in order to comply with this sentence, the Warrant shall be deemed exercised (and the Aggregate Exercise Price in connection with such exercise deemed paid pursuant to Section 3(b)(ii) of the Warrant) to the extent necessary to comply with this Section 5.2.6. The notice delivered by the Holder pursuant to this Section 5.2.6 shall specify the number of shares that the Holder in good faith believes is required for the Company to repurchase pursuant to this Section 5.2.6 so that the Ownership Condition thereafter is met. For the avoidance of doubt, the Company shall have no obligation to purchase any Shares other than such number of Shares as is necessary so that the Ownership Condition following the purchase (or, if applicable, the contemplated transaction or other event involving the capital stock of the Company) is met.
5.2.7. If there is a purported transfer of Shares, change in capital structure or other event such that, after taking into account and notwithstanding Section 5.2.5 and Section 5.2.6 hereof, the Ownership Condition would not be met, then that number of Shares which otherwise would cause the Ownership Condition not to be met (rounded up to the nearest whole Share) shall be automatically transferred to a trust for the benefit of a charitable beneficiary effective as of the close of business on the Business Day prior to the date of such purported transfer, change or other event, and the Holder shall have no rights in such Shares, it being understood that if the Holder does not at such time hold sufficient Shares in order to comply with this sentence, the Warrant shall be deemed exercised (and the Aggregate Exercise Price in connection with such exercise deemed paid pursuant to Section 3(b)(ii) of the Warrant) to the extent necessary to comply with this Section 5.2.7.
5.2.8. From time to time upon the reasonable request in writing of the Holder, the Company shall and shall cause its Subsidiaries to reasonably cooperate with and provide such information to the Holder as may reasonably be required to determine whether the Ownership Condition is satisfied. The Company agrees to and to cause its Subsidiaries to exercise commercially reasonable efforts to assist the Holder in taking such action (whether by amendment to the Warrant to reduce the amount or the term of the Warrant or otherwise) as may be deemed necessary by the Holder, in the exercise of its reasonable discretion, to prevent the loss of Ventas, Inc.’s status as a real estate investment trust for tax purposes pursuant to Sections 856-860 of the Code as result of Holder’s actual or constructive ownership of Shares of the Company; provided that the Holder shall reimburse the Company for all expenses incurred in connection therewith.
5.2.9. The repurchase price per Share for each Share repurchased pursuant to Section 5.2.5 or Section 5.2.6 shall equal the Fair Market Value per Share. Payment of such repurchase price shall be made by transfer of immediately available funds no later than two Business Days after Shares held by the Holder are automatically repurchased (in the case of a repurchase pursuant to Section 5.2.5) or the Holder delivers written notice (in the case of a repurchase pursuant to Section 5.2.6).
5.2.10. Notwithstanding anything to the contrary, in any circumstance in which Shares are required to be repurchased or transferred to a trust pursuant to this Section 5.2 (other than as a result of an event that is not a Relevant Transaction), the Holder may, in lieu of such

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repurchase or transfer, irrevocably elect pursuant to this Section 5.2.10 for the Warrant Shares that, if issued, would cause the Ownership Condition to not be met, to instead be cash settled (the “Cash Settlement Election”) in accordance with Section 3(d) of the Warrant to the extent necessary to reduce the number of Shares issuable pursuant to the Warrant so that the Ownership Condition is met without such repurchase or transfer being required.
5.2.11. The rights and obligations under this Section 5.2 shall terminate on December 31, 2026.
6.Costs and Expenses. Except as otherwise expressly set forth in this Letter Agreement and the other definitive documents contemplated in this Letter Agreement (collectively, the “Transaction Documents”), each of Brookdale and its Affiliates (the “Brookdale Parties”), on the one hand, and Ventas and its Affiliates (the “Ventas Parties”), on the other hand, shall bear its own expenses in connection with (a) the negotiation of this Letter Agreement and the other Transaction Documents, and (b) the consummation of the transactions contemplated by this Letter Agreement and the other Transaction Documents (collectively, the “Transaction”).
7.Public Disclosures. Ventas and Brookdale shall use reasonable efforts to consult with each other before issuing or causing or consenting to (i) the publication of any press release or other public announcement with respect to the execution of this Letter Agreement and/or any of the other Definitive Documents or (ii) the filing of any of the Definitive Documents on EDGAR (it being acknowledged that the parties may wish to request confidential treatment for certain portions of such documents from the Securities and Exchange Commission), and each party will provide the other party reasonable time to comment on any such release or document to be filed, and reasonably consider any such comments, in advance of its issuance or publication or filing, as applicable; provided, however, that nothing herein will prohibit any party from issuing or causing the publication of any such press release or public announcement, or the filing of any such document, on a particular timeframe or in a particular form to the extent that such disclosure or filing is, based on advice of such party’s outside legal counsel, required by law or order, or by the rules of (or an applicable list agreement with) a national securities exchange, to be made on such timeframe or in such form, in which case the party making such determination will, if practicable under the circumstances, use commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement or document for filing in advance of its issuance or publication or filing; provided further, that it shall not be deemed a breach of this Section 7 for any party to make a public comment with respect to the Transactions if the substance of such comment was disclosed publicly from and after the date hereof and prior to the date of such public comment in accordance with the foregoing requirements; provided further, that the restrictions in this Section 7 shall not apply to any communication made by any party in connection with any dispute between the parties regarding the Transactions.
8.Waiver and Release of Certain Disputes. Each of Ventas, for itself and on behalf of the other Ventas Parties hereby waives and releases as to the Brookdale Parties, and Brookdale, for itself and on behalf of the other Brookdale Parties, hereby waives and releases as to the Ventas Parties, any and all alleged disputes, breaches, defaults and events of default with respect to any matter, condition or circumstance existing, arising or occurring prior to the Effective Date with

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respect to the Crossed Agreements (as defined in the Amended and Restated Omnibus Agreement) and any other agreement or arrangement by, between and/or among any of the foregoing parties (the “Waived/Released Disputes”). Notwithstanding the foregoing, and for the avoidance of doubt, the waiver and release contemplated by this Section 8 (and the term Waived/Released Disputes) shall not pertain to any default that arises under the Amended and Restated Lease or any Separate Lease from and after the Effective Date (collectively “Post-Waiver Defaults”), it being acknowledged that Post-Waiver Defaults may arise on account of facts, circumstances, or conditions that existed prior to, and continue from and after, the Effective Date (except that a default under Section 5.6 of the Combination Lease (or the Amended and Restated Lease) or any Separate Lease shall not, in any instance, occur as the result of or on account of facts, circumstances, or conditions that first existed, arose or occurred prior to the Effective Date), provided that no such default shall be or become a Master Lease Event of Default or Facility Default (taking into account the interpretation and effect of the terms of the Amended and Restated Side Letter) unless all applicable notice and cure periods provided in the Amended and Restated Master Lease (or, with respect to any Crossed Agreement that is not a Lease and taking into account the interpretation and effect of the terms of the Amended and Restated Side Letter, any other Crossed Agreement) have expired. Ventas, for itself and on behalf of the other Ventas Parties, and Brookdale, for itself and on behalf of the other Brookdale Parties, agrees and acknowledges that, it shall not have any right to initiate or pursue any claim, proceeding or action with respect to any Waived/Released Disputes.
9.Certain Representations Regarding Defaults. Ventas, for itself and on behalf of the other Ventas Parties, hereby represents and warrants to the Brookdale Parties, and, Brookdale, for itself and on behalf of the other Brookdale Parties, hereby represents and warrants to the Ventas Parties, that such party has no actual knowledge of the occurrence of any “Event of Default” (as defined in the Amended and Restated Master Lease and in each other Crossed Agreement) under any such agreement, or any failure or default that, with notice or the passage of time or both may or could become an Event of Default (as defined in the Amended and Restated Master Lease and in each other Crossed Agreement and in Section 2.4 of the Amended and Restated Omnibus Agreement) as of the Effective Date.
10.Bankruptcy Matters; Disgorgement.
10.1. In consideration of the Ventas Parties’ agreement to the terms and conditions of the Transaction, including this Agreement, the Ventas Parties’ rely upon the Brookdale Parties’ warranty that they have reviewed their respective financial situations and that each of them is currently is solvent within the meaning of 11 U.S.C. § § 547(b)(3) and 548(a)(I)(B)(ii)(I), and will remain solvent following payment to the Ventas Parties of all cash and other consideration in connection with the consummation of the Transaction, including without limitation the Promissory Note and the Warrant (the “Settlement Payments”). Furthermore, each of the Brookdale Parties warrants that, in evaluating whether to execute this Agreement and the other Transaction Documents, the Brookdale Parties (a) intended that the mutual promises, covenants, and obligations set forth herein and therein constitute a contemporaneous exchange for new value given to the Brookdale Parties, within the meaning of 11 U.S.C. § 547(c)(1); and (b) concluded that the mutual

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promises, covenants, and obligations set forth in the Transaction Documents do, in fact, constitute such a contemporaneous exchange. In addition, each of the Brookdale Parties warrants that the mutual promises, covenants, and obligations set forth in the Transaction Documents are intended to and do, in fact, represent a reasonably equivalent exchange of value which is not meant to hinder or delay payment to, or to defraud, any entity to which any Brookdale Party was or became indebted on the date hereof, all within the meaning of 11 U.S.C. § 548(a)(l).
10.2. If after the date hereof, any Brookdale Party or any third-party commences any case, proceeding, or other action under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors, including under Title 11 of the U.S. Code, (i) seeking to have any order for relief of such party’s debts, or seeking to adjudicate such party as bankrupt or insolvent, or (ii) seeking appointment of a receiver, trustee, custodian, or other similar official for such Brookdale Party or for all or any substantial part of such Brookdale Party’s assets (an “Insolvency Proceeding”), each of the Brookdale Parties covenants and agrees as follows:
10.2.1 The Brookdale Parties’ obligations under the Transaction Documents may not be avoided pursuant to 11 U.S.C. §§ 547 or 548 or any analogous law of any jurisdiction, and the Brookdale Parties will not argue or otherwise take the position in any such case, proceeding, or action that: (i) any Brookdale Party’s obligations under any Transaction Document may be avoided under 11 U.S.C. §§ 547 or 548 or any analogous law of any jurisdiction; (ii) any Brookdale Party was insolvent at the time the Transaction Documents were entered into, or became insolvent as a result of the payment made to the Ventas Parties hereunder; or (iii) the mutual promises, covenants, and obligations set forth in the Transaction Documents do not constitute a contemporaneous exchange for new value given to the Brookdale Parties;
10.2.2. If any of the Ventas Parties are required to disgorge all or any portion of the Settlement Payments, notwithstanding any provisions of the Transaction Documents (including this Agreement, the Amended and Restated Omnibus Agreement and the Amended and Restated Master Lease), Landlord Parties (as defined in the Amended and Restated Omnibus Agreement) shall have a claim consistent with the Bankruptcy Code against applicable Tenant Parties (as defined in the Amended and Restated Omnibus Agreement) for all claims to which Landlord Parties would be entitled under the provisions of the Amended and Restated Master Lease and all other existing documents set forth on Exhibits A and B to the Amended and Restated Omnibus Agreement) (without regard to the Transaction Documents). For the avoidance of doubt, in the event of any such disgorgement, Landlord Parties shall have a claim, consistent with the Bankruptcy Code, for all claims under all such existing documents as if none of the Transaction Documents existed; and
10.2.3. Each of the Brookdale Parties acknowledges and agrees that its covenants and agreements in this Section 10 are provided in exchange for valuable consideration provided by and through the Transaction Documents.
11.Representations and Warranties of Brookdale. Brookdale hereby represents and warrants to Ventas as of the date hereof as follows:

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11.1 Brookdale (and the other Brookdale Parties) has full power, authority and legal right to execute and deliver this Letter Agreement and each of the Definitive Documents to which it is a party and to perform and observe the provisions of this Letter Agreement.
11.2 This Letter Agreement has been duly authorized, executed and delivered by Brookdale, and constitutes the valid and binding obligation of such party enforceable against Brookdale in accordance with its terms.
11.3. No consent, approval or other authorization of, or registration, declaration or filing with or to, any governmental authority is required by Brookdale for the due execution and delivery of this Letter Agreement, or for the performance by Brookdale or the validity or enforceability thereof against Brookdale.
11.4. The execution and delivery of this Letter Agreement by Brookdale will not result in a breach or violation of (i) any federal, state, county, municipal or other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees or injunctions of any governmental authority affecting or binding upon Brookdale or its business (including without limitation any permits, licenses, authorizations or regulations relating thereto); or (ii) the organizational documents of Brookdale.
11.5. Such party has not assigned, transferred, sold or otherwise disposed of to any other person or entity any of its right, title or interest in or with respect to any of the Crossed Agreements including, without limitation, any right to make any claim or bring any action thereunder.
11.6. The Warrant has been duly authorized and, upon issuance in accordance with the terms of this Letter Agreement, will be validly issued. The Warrant shall be, upon issuance, a legal, valid and binding obligation of Brookdale, enforceable against Brookdale in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
11.7. The Warrant Shares have been duly authorized and, upon issuance in accordance with the terms of the Warrant, will be validly issued, fully paid, non-assessable and free and clear of all liens and encumbrances, and issued without violation of (and will not trigger) any preemptive or similar rights of any stockholder of Brookdale.
11.8. As of June 30, 2020, Brookdale is in compliance with the financial covenants of its debt and lease agreements, and expects compliance through December 31, 2020 after giving effect to management’s plan to replace its credit facilities.
12.Representations and Warranties of Ventas. Ventas represents and warrants to Brookdale as of the date hereof as follows:

Brookdale Senior Living Inc.
July 26, 2020

12.1. Ventas (and the other Ventas Parties) has full power, authority and legal right to execute and deliver this Letter Agreement and each of the Definitive Documents to which it is a party and to perform and observe the provisions of this Letter Agreement.
12.2.This Letter Agreement has been duly authorized, executed and delivered by Ventas, and constitutes the valid and binding obligation of such party enforceable against Ventas in accordance with its terms.
12.3. No consent, approval or other authorization of, or registration, declaration or filing with or to, any governmental authority is required by Ventas for the due execution and delivery of this Letter Agreement, or for the performance by Ventas or the validity or enforceability thereof against Ventas.
12.4. The execution and delivery of this Letter Agreement by Ventas will not result in a breach or violation of (i) any federal, state, county, municipal or other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees or injunctions of any governmental authority affecting or binding upon Ventas or its business (including without limitation any permits, licenses, authorizations or regulations relating thereto); or (ii) the organizational documents of Ventas.
12.5. Ventas has not assigned, transferred, sold or otherwise disposed of to any other person or entity any of its right, title or interest in or with respect to any of the Crossed Agreements including, without limitation, any right to make any claim or bring any action thereunder.
12.6. Ventas is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Ventas is acquiring the Warrant and the Warrant Shares to be issued upon exercise of the Warrant for investment for its own account and not with any present intention to distribute the Warrant or the Warrant Shares to be issued upon exercise of the Warrant, except in compliance with the Securities Act.
12.7. Ventas understands and acknowledges that the Warrant and the Warrant Shares to be issued upon exercise of the Warrant are “restricted securities” under the federal securities laws inasmuch as they are being acquired from Brookdale in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, Ventas represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.
12.8. Ventas acknowledges that it has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the Warrant and the Warrant Shares. Ventas has had an opportunity to discuss with Brookdale the terms and conditions of the Warrant and the business, properties, prospects and financial condition of Brookdale.

Brookdale Senior Living Inc.
July 26, 2020

13.Notice. Notices to the parties to this Letter Agreement shall be in writing and sent and deemed effective in the manner and at the time provided in the Amended and Restated Guaranty. Brookdale hereby notifies Ventas that the address for Brookdale and the other Brookdale Parties for receipt of notices under this Letter Agreement is as follows:
c/o Brookdale Senior Living Inc.
111 Westwood Place, Suite 400
Brentwood, Tennessee 37027
Attention: General Counsel

With a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attn: Joseph A. Coco

Ventas hereby notifies Brookdale that the address for Ventas and the other Ventas Parties for receipt of notices under this Letter Agreement is as follows:

c/o Ventas, Inc.
500 North Hurstbourne Parkway, Suite 200
Louisville, Kentucky 40222
Attn: Lease Administration

With a copy to:

c/o Ventas, Inc.
353 N. Clark Street, Suite 3300 Chicago, Illinois 60654
Attn: Legal Department

14.Miscellaneous Provisions.
14.1. Successors and Assigns. Subject to the restrictions and other limitations expressly set forth herein, the terms, covenants and conditions hereof shall inure to the benefit of and be binding upon the respective parties hereto, their successors and permitted assigns.
14.2. Counterparts. This Letter Agreement may be executed in any number of counterparts and by different parties to this Letter Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Letter Agreement. Delivery of an executed counterpart of a signature page to this Letter Agreement via facsimile transmission or via electronic mail transmission in .pdf format shall be as effective as delivery of a manually executed counterpart of this Letter Agreement.

Brookdale Senior Living Inc.
July 26, 2020

14.3. Attorneys’ Fees in Disputes. In any dispute or action between the parties arising out of this Letter Agreement, the prevailing party shall be entitled to have and recover from the losing party such amount as the court may adjudge reasonable as attorneys’ fees and expenses together with costs of litigation incurred by the prevailing party, in addition to all other amounts provided at law.
14.4. Amendment. Any alteration, change or modification of or to this Letter Agreement, in order to become effective, must be made in writing and in each instance signed on behalf of each party to be charged.
14.5. Severability. If any term, provision, condition or covenant of this Letter Agreement or its application to any party or circumstances shall be held, to any extent, invalid or unenforceable, the remainder of this Letter Agreement, or the application of the term, provision, condition or covenant to persons, entities or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected, and shall be valid and enforceable to the fullest extent permitted by law, provided, however, that the parties hereto shall negotiate in good faith to amend this Letter Agreement to modify any such illegal, invalid or unenforceable provision in order to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by applicable law.
14.6. Integration; Survival. This Letter Agreement and the other Definitive Documents contain the entire understandings among the parties relating to the matters set forth herein. All prior or contemporaneous agreements, understandings, representations and statements with respect to the subject matters hereof, whether direct or indirect, oral or written, are merged into and superseded by this Letter Agreement and/or the other Definitive Documents, and shall be of no further force or effect. The provisions of this Letter Agreement will survive the consummation of the Transactions.
14.7. Governing Law.
14.7.1. This Agreement shall be construed under the laws of the State of Illinois.
14.7.2. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS LETTER AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS LETTER AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER,

Brookdale Senior Living Inc.
July 26, 2020

(ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.
14.8. No Third Party Beneficiaries. Nothing in this Letter Agreement is intended to or shall confer upon any person or entity (other than the parties hereto, the Ventas Parties and the Brookdale Parties) any right, benefit or remedy of any nature whatsoever.

[SIGNATURE PAGE FOLLOWS]

Brookdale Senior Living Inc.
July 26, 2020

Sincerely,
VENTAS, INC.
On behalf of itself and the other Ventas Parties

By: /s/ J. Justin Hutchens
Name: J. Justin Hutchens
Its: Executive Vice President

Agreed and Accepted:
BROOKDALE SENIOR LIVING INC.
On behalf of itself and the other Brookdale Parties

By: /s/ George T. Hicks
Name: George T. Hicks
Its: Executive Vice President – Finance and Treasurer

Exhibit D

Portions of this exhibit that have been marked by [***] have been omitted because the Registrant has determined they are not material and would likely cause competitive harm to the Registrant if publicly disclosed.
EXECUTION VERSION

PROMISSORY NOTE
$45,000,000.00    Date: July 26, 2020
1.FOR VALUE RECEIVED, BROOKDALE SENIOR LIVING, INC., a Delaware corporation (“Borrower”) promises to pay to VENTAS, INC., a Delaware corporation, and its successors and assigns (“Holder”), by wire transfer in accordance with Section 4 below, in lawful money of the United States, the principal sum of Forty Five Million and 00/100 Dollars ($45,000,000.00) with interest on the principal balance from time to time remaining unpaid from the date hereof (the “Funding Date”) until paid, at the per annum rate (the “Note Rate”) of (i) 9.0% for the period from and including the Funding Date through and including July 25, 2021, (ii) 9.5% for the period from and including July 26, 2021, through and including July 25, 2022, (iii) 10.0% for the period from and including July 26, 2022, through and including July 25, 2023, (iv) 10.5% for the period from and including July 26, 2023, through and including July 25, 2024, (v) 11.0% for the period from and including July 26, 2024, through and including July 25, 2025, and (vi) 11.5% for the period from and including July 26, 2025, through and including the Maturity Date (as hereinafter defined). Interest shall be computed based on a 360-day year of twelve 30-day months.
2.Accrued interest shall be payable in arrears at the applicable Note Rate on the first day of each calendar month and continuing likewise thereafter. On the earlier of (i) December 31, 2025, and (ii) the occurrence of a Change of Control (as defined in the Amended and Restated Guaranty (as it may be further amended, modified, amended, modified, amended and restated or divided from time to time in accordance with the terms thereof), dated as of the Funding Date, by and among Brookdale Senior Living Inc., Ventas, Inc., and the other parties thereto), the entire indebtedness evidenced by this Note, including all unpaid principal and all accrued, unpaid interest, shall be immediately due and payable (the “Maturity Date”).
3.Each payment under this Note shall be credited first to any expense reimbursements due under this Note, then to accrued and unpaid interest, and the remainder to principal. Interest shall cease to accrue upon the principal so credited.
4.Until directed otherwise in writing by Holder, all payments under this Note shall be made by Borrower by wire transfer in immediately available funds to Holder’s account as Holder shall designate in advance. No payment due under this Note shall be deemed paid unless and until Holder has actually received confirmed good funds by electronic funds transfer in Holder’s receiving bank account, except that any taxes that are required to withheld from such payment shall be treated for all purposes as paid to Holder if such taxes are withheld and paid to the appropriate taxing authority. The parties agree that: (a) any payment due on a day other than a Business Day (as hereinafter defined) may be paid on the next Business Day, and (b) any payment received by Holder after 3:00 p.m. Central time on any Business Day shall be deemed paid on the next Business Day. The term “Business Day” as used herein shall mean a weekday, Monday through Friday, except a legal holiday or a day on which banking institutions in Chicago, Illinois are authorized by law to be closed. All payments under this Note shall be made without setoff, defense, counterclaim or deduction of any kind, except for taxes required to be withheld by law.
5.While any Event of Default exists, any principal and (to the maximum extent permitted by applicable law) any interest and other amounts payable under this Note that, in each case, are then overdue shall bear interest at the Note Rate plus two percent (2.0%) per annum (the “Default Rate”) from such date until such amounts are paid in full. Considering all of the circumstances on the date of this Note, such interest represents a fair and reasonable estimate of the costs and expenses that will result from the loss of use of the money due. The parties further agree that proof of actual damages would be costly or inconvenient. Interest at the Default Rate shall be paid without prejudice to the right of Holder to collect any other amounts due or to declare a default under this Note or to exercise any other rights or remedies of Holder. If the Default Rate provided for herein exceeds the maximum interest rate permitted by applicable law, the Default Rate shall be automatically reduced to the maximum interest rate permitted by applicable law.
6.The following shall be “Events of Default”:

(a)
default by the Borrower in the payment (i) of principal when due (whether on the stated due date therefor, on the Maturity Date, on the Acceleration Date or otherwise) and/or (ii) interest or any other amounts within five days after the due date therefor;

(b)	default by the Borrower in the performance of or breach by the Borrower of any term, covenant or agreement of the Borrower in this Note (other than those specified in clause (a) above);

(c)
a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Borrower or any of its Significant Subsidiaries in an involuntary case under any applicable bankruptcy or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Borrower or any of its Significant Subsidiaries or (C) the winding up or liquidation of the affairs of the Borrower or any of its Significant Subsidiaries, and, in each case, such decree or order shall remain unstayed and in effect for a period of [***] ([***]) consecutive days;

(d)
the Borrower or any of its Significant Subsidiaries (A) commences a voluntary case under any applicable bankruptcy or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or for all or substantially all of the property and assets of such Person or (C) effects any general assignment for the benefit of creditors;

(e)
the Borrower or any of its Significant Subsidiaries fails to pay any Indebtedness (other than this Note) at final maturity, or the occurrence of any event or condition that results in any Indebtedness of the Borrower or any of its Significant Subsidiaries (other than this Note) becoming due prior to its final maturity or would allow the holders (or trustee or agent therefor) thereof to cause such Indebtedness (with or without the giving of notice) to become due prior to its final maturity (other than mandatory prepayments of secured Indebtedness that become payable as a result of a disposition of the property or assets securing such Indebtedness; provided that such Indebtedness is repaid when required), in each case, if the total amount of such Indebtedness as to which a default or event of default or such other event or condition has occurred or that is unpaid or accelerated exceeds $[***] or its foreign currency equivalent;

(f)
the Borrower or any of its Significant Subsidiaries fails to pay final judgments aggregating in excess of $[***] or its foreign currency equivalent (net of any amounts which are covered by insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed or bonded pending appeal within the time required by the terms of the judgment; or

(g)
the occurrence of a “Master Lease Event of Default” (as defined in the Amended and Restated Master Lease and Security Agreement (as it may be further amended, modified, amended, modified, amended and restated or divided from time to time in accordance with the terms thereof), dated as of the Funding Date, by and among certain Subsidiaries and affiliates of Holder and certain Subsidiaries and affiliates of Borrower).

If an Event of Default (other than an Event of Default specified in clause (c) or (d) above) occurs and is continuing, then and in every such case the Holder may declare the principal of, and all accrued and unpaid interest under and all other amounts accrued or owing under this Note to be due and payable immediately, by a notice in writing to the Borrower, and upon any such declaration such principal and interest and other amounts shall become due and payable immediately. If an Event of Default specified in clause (c) or (d) above occurs, the principal of and all accrued and unpaid interest under and all other amounts accrued or owing under this Note shall ipso facto become and be immediately due and payable in cash without any declaration or other act on the part of the Holder.
For purposes of this Note, (a) “Acceleration Date” shall mean the date of any acceleration under this paragraph, (b) “Indebtedness” shall mean, as to any Person at any particular time, all of the following, whether or not included as indebtedness or liabilities in accordance with US GAAP: (i) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (ii) the maximum amount of all reimbursement obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (iii) net obligations of such Person under any hedging, swap or other derivative transaction of any kind (valued, if such transaction has been closed out and termination values determined in connection therewith on or prior to the date of determination, at such termination values, or otherwise at the mark-to-market value of such transaction as of the date of determination); (iv) all obligations of such Person to pay the deferred purchase price of property or services (other than (x) trade accounts payable in the ordinary course of business and (y) earnouts (except to the extent required to be reflected on a balance sheet of such Person in accordance with US GAAP and not paid when due)); (v) indebtedness (excluding prepaid interest thereon) secured by a lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (vi) all obligations of such Person in respect of any leases that have been or should be, in accordance with US GAAP, recorded as capitalized or finance leases; and (vii) all guarantees (or other obligations having the effect of guarantees) of such Person in respect of any of the foregoing (it being understood for all purposes hereof that the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person); provided that (x) the adoption of ASU 2016-02 shall be ignored for purposes of this definition and the definition of “Indebtedness” such that clause (vi) of the definition of “Indebtedness” shall specifically exclude any operating lease liabilities (regardless of whether such operating leases were in effect on the date ASU 2016-02 was adopted or were entered into thereafter or after the Funding Date) under US GAAP as in effect immediately prior to the adoption of ASU 2016-02, and (y) if at any time the obligations of any Person in respect of an operating lease are otherwise required to be characterized or recharacterized as capitalized or finance lease obligations as a result of a change in US GAAP after the date of this Note, then for purposes hereof such Person’s obligations under such operating lease shall not, notwithstanding such characterization or recharacterization, be deemed capitalized or finance lease obligations, (c) “Person” shall mean an individual, sole proprietorship, partnership, corporation, association, institution, entity, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or governmental authority, (d) “Significant Subsidiary” of a Person shall mean any Subsidiary of such Person that would be a “significant subsidiary” of such Person within the meaning of Rule 1-02 of Regulation S-X promulgated by the U.S. Securities and Exchange Commission, as such regulation was in effect on the Funding Date, (e) “Subsidiary” of a Person shall mean a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person and (f) “US GAAP” shall mean generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
The Borrower shall immediately notify the Holder in writing upon the occurrence of any Event of Default.
7.Notwithstanding any of the foregoing, at any time after such a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained, the Holder may rescind and annul such declaration and its consequences by notice to the Borrower in writing of their desire to do so. No such rescission and annulment shall affect any subsequent default or impair any right consequent thereon.
8.The principal evidenced hereby may be prepaid in whole or in part without premium or penalty on any Business Day prior to the Maturity Date upon at least three (3) Business Days’ advance written notice by Borrower to Holder.
9.Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by the Holder, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Holder in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such holder, shall be limited to the Maximum Rate. In the event that the Holder ever receives any amount as a result of interest and other Charges paid in excess of the Maximum Rate, such amount which would be excessive interest shall be applied to the reduction of the principal sum hereof, and if the principal sum is paid in full, any remaining excess shall forthwith be paid to the Borrower.
10.The Borrower represents and warrants to Holder that the proceeds of the loan evidenced by this Note shall be used for general corporate purposes of the Borrower.
11.The Borrower shall not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Borrower is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(a)
the Borrower is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory of the United States (the Borrower or such Person, as the case may be, being herein called the “Successor Company”);

(b)
the Successor Company (if other than the Borrower) expressly assumes all the obligations of the Borrower under this Note pursuant to a document or instrument in form and substance reasonably satisfactory to the Holder;

(c)	immediately after giving effect to such transaction no Event of Default shall have occurred and be continuing; and

(d)
other than in connection with a consolidation, amalgamation or merger of a Subsidiary of the Borrower with and into the Borrower where the Borrower is the surviving Person, the Successor Company shall have delivered to the Holder an officer’s certificate and an opinion of counsel (in form and substance reasonably satisfactory to the Holder), each stating that such consolidation, merger or transfer complies with this Note.

The Successor Company (if other than the Borrower) shall succeed to, and be substituted for, the Borrower under this Note, and in such event (other than in the case of a lease of all or substantially all of the properties or assets of the Borrower) the Borrower will automatically be released and discharged from its obligations under this Note.
12.No delay or omission on the part of Holder in exercising any rights under this Note on default by Borrower shall operate as a waiver of such right or of any other right under this Note, for the same default or any other default. Borrower and all sureties, guarantors and endorsers of this Note consent to all extensions without notice for any period or periods of time and to the acceptance of partial payments before or after maturity, and to the acceptance, release and substitution of security, all without prejudice to Holder. Holder shall have the right to deal in any way, at any time, with one or more of the foregoing parties without notice to any other party, and to grant any such party any extensions of time for payment of any of the indebtedness, or to grant any other indulgence or forbearance whatsoever, without notice to any other party and without in any way affecting the personal liability of any such party.
13.The Borrower hereby waives presentment for payment, protest and demand, and, except as specifically set forth or required herein or hereunder, notice of protest, intent, demand, dishonor and nonpayment of this Note and all other notices of any kind.
14.Any and all makers, sureties, guarantors and endorsers of this Note hereby waive presentment, notice of dishonor and protest.
15.All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

If to the Borrower:
Brookdale Senior Living Inc.
111 Westwood Place, Suite 200
Brentwood, TN 37027
Attention: General Counsel

With a copy to:

Brookdale Senior Living Inc.
6737 W. Washington Street, Suite 2300
Milwaukee, WI 53214
Attention: Legal Department

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention: Joseph A. Coco

If to the Holder:
Ventas Inc.
500 North Hurstbourne Parkway
Suite 200
Louisville, KY 40222
Attention: Lease Administration

With a copy to:

Ventas, Inc.
353 North Clark Street
Suite 3300
Chicago, IL 60654
Attention: Legal Department

With a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Robin Panovka and Victor Goldfeld

The Borrower and the Holder by written notice to the other may designate additional or different addresses for subsequent notices or communications. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (electronic confirmation of receipt received).
16.Borrower agrees to pay (by a date no later than ten (10) Business Days following written demand therefor) the following fees, costs and expenses paid or incurred by Holder, or adjudged by a court: (1) reasonable costs, expenses and fees paid or incurred in connection with the collection or enforcement of this Note, whether or not suit is filed; and (2) reasonable costs of suit and attorneys' fees and expenses in any action to enforce payment of this Note; the legal costs, fees and expenses described in clauses (1) and (2) above shall include without limitation reasonable attorney's fees and expenses incurred in any bankruptcy or judicial or non-judicial foreclosure proceeding.
17.Holder shall have the right in its sole discretion (and without the consent of Borrower) to sell, assign or otherwise transfer (including by participation), either in part or in its entirety, this Note or any other document or instrument evidencing or securing the indebtedness of this Note to any other person, and Borrower hereby agrees to reasonably cooperate (without cost to Borrower) to facilitate any such sale, assignment or other transfer so long as Borrower shall not be obligated to increase its obligations hereunder, including by delivering to any such transferee a note evidencing the obligations so sold, assigned or otherwise transferred in such transferee’s (or such transferee’s designee’s) name. Holder, acting solely for this purpose as an agent of Borrower, shall maintain (i) a copy of each agreement by which such sale, assignment or other transfer is effected and (ii) a register for the recordation of the names and addresses of the purchasers, participants, assignees, or other transferees and the principal amounts (and stated interest) of the Note owed to each such person pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Holder, and such purchasers, participants, assignees, and other transferees shall treat each person whose name is recorded in the Register pursuant to the terms hereof as Holder hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and Holder at any reasonable time and from time to time upon reasonable prior notice. This provision is intended to ensure that the loan evidenced by this Note is in registered form within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and shall be interpreted consistent with such intent.
18.This Note shall be the joint and several obligation of all makers and endorsers, and shall be binding upon them and their successors and assigns.
19.This Note shall be binding on and inure to the benefit of the respective legal and personal representatives, devisees, heirs, successors, and assigns of Borrower and Holder; provided, however, that (subject to Section 11) Borrower shall not be permitted to assign or delegate its rights or obligations hereunder.

20.This Note shall be construed according to the laws of the state of New York (without giving effect to any principle of conflicts of laws that would cause the laws of any jurisdiction other than the state of New York to be applied).
21.Time is of the essence for each obligation under this Note.
22.The provisions of this Note may not be amended, modified or waived without the written consent of the Holder to such amendment, modification or waiver, delivered to the Borrower. The Holder shall not, by any act of omission or commission, be deemed to waive any of its rights or remedies hereunder unless such waiver be in writing and signed by the Holder and then only to the extent specifically set forth therein; a waiver on one occasion shall not, except as specifically set forth therein, be construed as continuing or as a bar to or waiver of a right or remedy on any other occasion. All remedies conferred upon the Holder by this Note shall be cumulative and none is exclusive, and such remedies may be exercised concurrently or consecutively at the Holder’s option.
23.No Person other than the parties hereto shall be a beneficiary of this Note.
24.If any one or more of the provisions contained in this Note shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Note and such provision shall be interpreted to the fullest extent permitted by the law; provided that the Borrower and the Holder shall act reasonably to achieve the same or substantially the same result as that contemplated by such provision.
25.This Note constitutes the entire agreement of the Borrower and the Holder with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the Borrower and the Holder, whether oral or written, with respect to the subject matter hereof.
26.(A) BORROWER, TO THE FULLEST EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, (I) SUBMITS TO PERSONAL JURISDICTION IN THE STATE OF NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING BY ANY PERSON ARISING FROM OR RELATING TO THIS NOTE, (II) AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION SITTING IN NEW YORK COUNTY, NEW YORK, (III) SUBMITS TO THE JURISDICTION OF SUCH COURTS, AND, (IV) TO THE FULLEST EXTENT PERMITTED BY LAW, AGREES THAT IT WILL NOT BRING ANY ACTION, SUIT OR PROCEEDING IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK OR FEDERAL COURTS SITTING IN NEW YORK COUNTY, NEW YORK (BUT NOTHING HEREIN SHALL AFFECT THE RIGHT OF HOLDER TO BRING ANY ACTION, SUIT OR PROCEEDING IN ANY OTHER FORUM). BORROWER FURTHER CONSENTS AND AGREES TO SERVICE OF ANY SUMMONS,

COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY CERTIFIED U.S. MAIL, POSTAGE PREPAID, TO BORROWER AT THE ADDRESS FOR NOTICES DESCRIBED IN SECTION 15 HEREOF, AND CONSENTS AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE IN EVERY RESPECT VALID AND EFFECTIVE SERVICE (BUT NOTHING HEREIN SHALL AFFECT THE VALIDITY OR EFFECTIVENESS OF PROCESS SERVED IN ANY OTHER MANNER PERMITTED BY LAW).
(B) EACH OF BORROWER AND HOLDER, TO THE FULLEST EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY AND THE RIGHT TO CLAIM OR RECEIVE CONSEQUENTIAL OR PUNITIVE DAMAGES IN ANY LITIGATION, ACTION, CLAIM, SUIT OR PROCEEDING , OR COUNTERCLAIM, BASED UPON THIS NOTE (IT BEING UNDERSTOOD, FOR THE AVOIDANCE OF DOUBT, THAT THIS CLAUSE (B) SHALL NOT RELATE TO OR LIMIT IN ANY WAY ANY RIGHTS OR REMEDIES OF THE PARTIES HERETO UNDER ANY CONTRACTUAL OR OTHER RELATIONSHIP (OTHER THAN THIS NOTE AND THE OBLIGATIONS HEREUNDER)).

[Signatures on next page]

Borrower has executed this Note on the date first indicated above.
BORROWER:
BROOKDALE SENIOR LIVING INC., a Delaware corporation

By:     __________________________
Name:     __________________________
Its:      ___________________________

Exhibits listed below have been omitted pursuant to Item 601(a)(5) of Regulation S-K:
Exhibit A: Certain leases, agreements regarding leases and other documents relating thereto
Exhibit B: Properties against which the Summerville Loan is secured by a mortgage lien
Exhibit C-1: Amended and Restated Master Lease and Security Agreement (filed separately as Exhibit 10.2)
Exhibit C-2: Amended and Restated Guaranty (filed separately as Exhibit 10.3)
Exhibit C-3: Amended and Restated Letter Agreement
Exhibit C-4: Second Amended and Restated Omnibus Agreement
Exhibit E: [Reserved]
Exhibit F: Warrant (filed separately as Exhibit 10.4)
Exhibit G: Letters of Credit